P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS ANNOUNCES ADDITION OF SENIOR VICE PRESIDENT

SAN ANTONIO, Texas -- April 25, 2006 -- Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced that Don Fryhover has rejoined the company as senior vice president.

Fryhover's senior executive experience provides ASI with critical insight as it transitions from a traditional GIS service provider into an energy company. Don's oil and gas achievements include co-founding and serving as the president of Petroleum Research Company, Inc., a petroleum land service company that provided land management services to the oil and gas industry in the late 1980's. Additionally, Fryhover served as field land manager for the former Tucker Oil and Gas Company where he negotiated oil and gas deals, managed contracts, acquired leases and helped ensure compliance with governmental agencies.

Most recently, Fryhover served as the director of Professional Services for the Geospatial Systems Division of Tadpole Technology, a recognized world leader in enterprise mobile GIS with proven experience in distributed enterprise GIS implementations. At Tadpole, Fryhover was responsible for the executive management of all professional services, including customization and implementation of Tadpole software products in North America.

Lori Jones, CEO of ASI, said, "We recently announced our intention to pursue opportunities in the energy industry and we are excited that Don will be able to leverage both his GIS, and oil and gas experience to support the evolution of the company."

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. The Company is in the process of expanding its business into the energy sector. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.